CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust II of our reports dated September 27, 2023, relating to the financial statements and financial highlights, which appear in Nuveen Winslow Large-Cap Growth ESG Fund, Nuveen Dividend Growth Fund, Nuveen Global Dividend Growth Fund, Nuveen International Dividend Growth Fund and Nuveen International Small Cap Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

Chicago, Illinois

November 27, 2023